Exhibit 10.14

EXECUTION COPY

CORPORATE DEVELOPMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This Corporate Development and Administrative Services Agreement (the “Agreement”), dated as of June 30, 2005, is entered into among Charlesbank Capital Partners, LLC, a Massachusetts limited liability company (“Charlesbank” or the “Advisor”), Steer Parent Corporation, a Delaware corporation (“Parent”) and Walco International, Inc., a Delaware corporation (“Walco” and together with Parent, the “Company”). For and in consideration of the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1 Services and Resources.

1.1 The Advisor will assist materially in the corporate development activities of the Company and contribute to the administration of the business growth efforts of the Company by providing the following services to the Company:

(a) assistance in researching, analyzing, structuring and negotiating the terms of investments, acquisitions and dispositions;

(b) assistance in researching, identifying, contacting, meeting and negotiating with prospective sources of debt and equity financing;

(c) assistance in preparing, coordinating and conducting presentations to prospective sources of debt and equity financing;

(d) assistance in structuring and establishing the terms of debt and equity financings; and

(e) assistance and advice in connection with the preparation of the Company’s financial and operating plans.

1.2 In rendering the services described above, the Advisor may do, or cause others to do, all things that in the good faith judgment of the Advisor are necessary, proper or desirable to discharge the aforementioned duties and responsibilities, including, without limitation, employing the services of any other person or persons (including administrative and support services personnel of other entities associated with the Advisor) and paying to any such other person or persons such amounts as the Advisor may deem reasonable and appropriate in the circumstances and as may be approved by Parent or Walco from time to time.

2 Reimbursement and Compensation.

2.1 Reimbursement. As partial consideration for the services to be provided pursuant to Section 1 hereof, each of Parent and Walco agrees, jointly and severally, that it shall pay to the Advisor or another party designated by the Advisor, in reimbursement of fees and expenses incurred or advanced by or on behalf such Advisor or any persons or entities associated with such Advisor, the following:

(a) all travel and reasonable fees and expenses incurred from time to time in performing the services described in Section 1 hereof and other services on behalf of the Company, including, without limitation, attendance at board meetings by representatives of the Advisor, researching potential acquisitions by the Company, and other Company-related business;

(b) all reasonable fees and costs of legal counsel, accountants and other advisors and all reasonable out-of-pocket expenses incurred in connection with the investments of any entities affiliated with the Advisor (collectively, the “Affiliated Investors”) in Parent or any of its subsidiaries, including, without limitation, all reasonable fees and expenses incurred with respect to (A) the formation, organization and capitalization of Parent, Steer Intermediate Corporation, a Delaware corporation, and Steer Acquisition Corporation, a Delaware corporation, and (B) the negotiation, documentation and consummation of those matters described in clause (A) of this paragraph (b), including the negotiation and preparation of this Agreement;

(c) all reasonable fees and expenses (recurring and nonrecurring) incurred hereinafter in connection with all investments of the Affiliated Investors in Parent, including, without limitation, all reasonable fees and expenses incurred with respect to (A) requested waivers of any rights of any of the Affiliated Investors relating to, or the consent of any of the Affiliated Investors to, contemplated acts of Parent or any of its subsidiaries (whether or not granted or obtained), (B) preparation and distribution to the Affiliated Investors of financial statements, tax returns and other information or reports relating to such Affiliated Investors’ interests in Parent (including the reasonable fees and costs of accountants and other experts incurred in connection therewith) and (C) customary maintenance and monitoring activities associated with the Affiliated Investors’ interest in Parent; and

(d) all reasonable fees and expenses (recurring and nonrecurring) incurred hereafter in connection with (A) any direct or indirect contribution of capital to, investment in or financing of the Company by any of the Affiliated Investors or any other person or entity, (B) any sale, distribution or other transfer of, or any alteration of, any direct or indirect Company interest of any of the Affiliated Investors or any other person or entity, including, without limitation, the sale of all or a part of the business or assets of Parent or any of its subsidiaries or the merger, consolidation or recapitalization of Parent or any of its subsidiaries and (C) compliance with all applicable Federal, state and local laws, rules and regulations with respect to the matters described in paragraphs (a) through (c) above and in this paragraph (d).

Parent and Walco shall, jointly and severally, reimburse the Advisor all amounts pursuant to this Section 2.1 in cash promptly upon receipt of a written statement setting forth in reasonable detail the fees and expenses for which such Advisor is seeking reimbursement.

2.2 Compensation.

(a) As partial consideration for the services to be provided pursuant to Section 1 hereof, the Company shall pay to the Advisor, or another party designated by the Advisor, a monitoring fee (the “Monitoring Fee”) from the “Monitoring Fee Commencement Date” through the last day of the term of this Agreement. The “Monitoring Fee Commencement Date” will be the date hereof. The amount of the Monitoring Fee shall be an amount equal to $250,000 per annum. The Monitoring Fee, payable to the Advisor, shall be paid in four equal installments in advance (i) on or before January 1 of each year with respect to the quarter year beginning on January 1 of such year, (ii) on or before April 1 of each year with respect to the quarter year beginning on April 1 of such year, (iii) on or before July 1 of each year with respect to the quarter year beginning on July l of such year and (iv) on or before October l of each year with respect to the quarter year beginning on October 1 of such year. The Monitoring Fee for the quarter year including the Monitoring Fee Commencement Date shall be paid by the Company to the Adviror within five (5) business days following the Monitoring Fee Commencement Date. The Monitoring Fee for any partial period (including the partial period of the quarter year including the Monitoring Fee Commencement Date) shall be prorated on the basis of the ratio that the total number of days in the quarter year during which the obligation to pay the Monitoring Fee is effective under this Agreement bears to 91. Subject only to the immediately preceding sentence, all amounts paid under this Section 2.2 shall be nonrefundable. The Monitoring Fee, if not payable when due because such payment is prohibited under the Company’s credit facilities or borrowings, will accrue with interest at a rate of 10% per annum, compounded daily, until such time as the Monitoring Fee is paid in cash.

(b) As partial consideration for the services to be provided pursuant to Section 1 hereof during the four quarters following the date hereof, each of Parent and Walco agrees, jointly and severally, that it shall pay to the Advisor or another party designated by the Advisor, a one-time fee (the “Prepaid Services Fee”) within five business days of the effective date of this Agreement. The amount of the Prepaid Services Fee shall be $575,000 and shall be nonrefundable. The Prepaid Services Fee, if not payable when due because such payment is prohibited under the Company’s credit facilities or borrowings, will accrue with interest at a rate of 10% per annum, compounded daily, until such time as the Prepaid Services Fee is paid in cash.

3 Indemnification. Without limitation of any other provision of this Agreement, and without limitation as to time, each of Parent and Walco agrees, jointly and severally, to defend, indemnify and hold Charlesbank, its respective affiliates and direct and indirect partners, members, stockholders, directors, officers, employees and agents (the “Charlesbank Indemnified Parties”) harmless from and against any and all Losses (as defined below) based upon, arising out of, by reason of or otherwise in respect of or in connection with the services provided hereunder by Charlesbank for the Company. “Losses” shall mean and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities, and other costs (including the costs of preparation) and expenses (including, without limitation, interest, penalties and any investigative, legal and other expenses) incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred, of any kind or nature whatsoever which may be sustained or suffered by the Charlesbank Indemnified Parties.

4 General. This Agreement (i) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the specific subject matter hereof; (ii) is not intended to confer upon any person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; (iii) shall not be assigned by operation of law or otherwise; (iv) shall be governed by, and construed in accordance with, the internal substantive laws (but not the law governing choice of law) of the State of Delaware; (v) maybe executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute a single agreement; and (vi) may be amended only by a written instrument executed by or on behalf of the parties hereto.

5 Construction. All section and paragraph titles or captions contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Agreement. All terms used in this Agreement include, where appropriate, the singular as well as the plural and the masculine, feminine and neuter genders. The words “herein,” “hereof’ and “hereunder,” and other words of similar import, refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and all section, paragraph and other subdivision references contained herein refer to sections, paragraphs and other subdivisions hereof unless another agreement or instrument is specifically referenced. Use herein of the term “or” is not intended to be exclusive, unless the context clearly requires. All provisions hereof apply to successive: events and transactions. Time is of the essence for each and every term and condition of this Agreement in which time is a factor.

6 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as, to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

7 Term. This Agreement shall terminate upon the first to occur of (i) the date of termination of this Agreement set forth in a written instrument executed by the parties hereto expressly terminating this Agreement, (ii) the tenth anniversary of the date of this Agreement, and (iii) the final distribution in liquidation of Parent following the dissolution of Parent or its subsidiaries (in a sale of all or substantially all of the assets), and (iv) the sale or transfer of 50% or more of the stock in Parent held by Charlesbank Equity Fund VI, Limited Partnership (other than a transfer to another Charlesbank affiliate).

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IN WITNESS WHEREOF, each of the parties hereto has executed this Corporate Development and Administrative Services Agreement with the intent to be legally bound, all as of the date first set forth above.

STEER PARENT CORPORATION

By:	/s/ Mark Rosen
Name:
Title:

WALCO INTERNATIONAL, INC.

By:	/s/ James Robison
Name:
Title:

CHARLESBANK CAPITAL PARTNERS, LLC

By:	/s/ Mark Rosen
Name:
Title:

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